                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Policyholders of
Metropolitan Life Insurance Company:


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-32074 of our reports dated February 7, 2000 and February 11, 2000, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries and the balance sheet of MetLife, Inc. appearing in the Prospectus, which is part of such Registration Statement, and of our report dated February 7, 2000 relating to the consolidated financial statement schedules of Metropolitan Life Insurance Company and subsidiaries appearing elsewhere in such Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche LLP


New York, New York

March 28, 2000